UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K/A
(Amendment No. 1)

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 26, 2016 (February 23, 2016)

GENESCO INC.
(Exact Name of Registrant as Specified in Charter)

Tennessee	1-3083	62-0211340
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1415 Murfreesboro Road Nashville, Tennessee	37217-2895
(Address of Principal Executive Offices)	(Zip Code)

(615) 367-7000
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. DEPARTURE OF CERTAIN DIRECTORS OR OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS FOR CERTAIN OFFICERS.

On February 3, 2016, Genesco Inc. (the “Company”) filed a Current Report on Form 8-K to report the resignation of Kenneth J. Kocher as President of the Lids Sports Group and Senior Vice President of the Company. This Current Report on Form 8-K/A supplements that filing.

On February 23, 2016, the Company entered into a transition agreement (the “Transition Agreement”) with Mr. Kocher. Pursuant to the Transition Agreement, Mr. Kocher has agreed to provide services reasonably requested by the Company through August 30, 2016, in order to assist in the transition of his former duties and responsibilities to the Company. Mr. Kocher has also agreed to be bound by a non-competition provision for a period of one year and a non-solicitation provision for a period of two years, to keep proprietary information of the Company confidential and provide a general release of claims against the Company. In exchange for these restrictive covenants, the release of claims and his agreement to provide transition services, Mr. Kocher will receive an initial lump sum payment of $443,500, payments totaling $120,000 payable $20,000 per month over a six-month period and a final lump sum payment of $100,000 at the end of the six-month period. In the event that Mr. Kocher elects to continue his participation (including with respect to dependents) in the Company’s group health insurance plan under applicable COBRA regulations, the Company will contribute its portion of premiums previously paid by it for continuation of such medical benefits for a period of six months.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESCO INC.

Date: February 26, 2016	By:	/s/ Roger G. Sisson
	Name:	Roger G. Sisson
	Title:	Senior Vice President, Secretary and General Counsel